EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 10, 2017, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Acacia Research Corporation on Form 10-K for the year ended December 31, 2016. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Acacia Research Corporation on Forms S-3 (File No. 333-122452, File No. 333-157623, File No. 333-173045, File No. 333-180858) and on Forms S-8 (File No. 333-102181, File No. 333-109352, File No. 333-119811, File No. 333-127583, File No. 333-131463, File No. 333-140280, File No. 333-144754, File No. 333-149849, File No. 333-157626, File No. 333-165110, File No. 333-172538, File No. 333-179010, File No. 333-189135).

/s/ GRANT THORNTON LLP

Irvine, California
March 10, 2017